UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☒	Definitive Information Statement

SINO GAS INTERNATIONAL HOLDINGS, INC.

(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No Fee Required
☐	Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

2.	Aggregate number of securities to which transaction applies:
5,038,507 shares of common stock of Pegasus Tel, Inc.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0 (based on the book value of the shares as of May 4, 2007)

4.	Proposed aggregate value of transaction:

$0

5.	Total fee paid:

$0 (equal to one-50th of one percent (1%) of the proposed aggregate value of transaction)

☒	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

SINO GAS INTERNATIONAL HOLDINGS, INC.
The Farmhouse
558 Lime Rock Road
Lime Rock, Connecticut 06039
Telephone: (860) 435-7000

Dear Stockholders:

We are pleased to send you this Information Statement about our spin-off of our wholly-owned subsidiary, Pegasus Tel, Inc., a Delaware corporation, or Pegasus, to our stockholders of record as of the close of business on August 30, 2006. The Information Statement provides you with important information concerning the distribution of Pegasus shares.

We believe that the spin-off will benefit Sino Gas International Holdings, Inc., or Sino Holdings, Pegasus and our stockholders. We also believe that both Sino Holdings and Pegasus will each become stronger and more competitive as a result of the separation. Thank you for your investment in Sino Holdings.

Sincerely,

/s/ LIU YU CHUAN

Liu Yu Chuan
Chairman of the Board of Directors,
Chief Executive Officer and President

Date: May 16, 2007

INFORMATION STATEMENT

May 16, 2007

SINO GAS INTERNATIONAL HOLDINGS, INC.

GENERAL

This Information Statement is being distributed to the holders of record of our common stock at the close of business on August 30, 2006, or the Record Date, pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Information Statement advises stockholders of the following actions taken and approved on August 31, 2006 by our Board of Directors, and the then holders of our outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

•
to distribute 100% of our wholly-owned subsidiary, Pegasus Tel., Inc. a Delaware corporation, or Pegasus, to our stockholders of record as of the close of business on August 30, 2006, thereby making Pegasus a separate entity from our company.

We are effecting the spin-off of Pegasus by distributing one share of Pegasus common stock for every twenty shares of our common stock outstanding as of the close of business on the Record Date. In connection with the spin-off, we are filing with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form 10-SB, or Registration Statement, to register our common stock under Section 12(g) of the Exchange Act. The spin-off will not become effective until the effective date of Pegasus’ Registration Statement which will be at least 60 days after the Registration Statement is filed with the SEC but in no event prior to 20 days after the date of the mailing of a Definitive Information Statement to our stockholders of record as of the Record Date, or the Distribution Date.

Following the spin-off, we will no longer own any shares of Pegasus and Pegasus will be an independent company. Pegasus will thereafter file, through a broker dealer, an application with the National Association of Securities Dealers to have its shares traded on the NASD over-the-counter bulletin board. No vote of our stockholders is required in connection with the Pegasus spin-off. Therefore, you are not required to take any action. We are sending you this Information Statement, which contains additional information about the terms of the spin-off, Pegasus and Pegasus’ common stock, for your information only. If you would like more information, please call Sino Holdings’ main office at (315) 476-5769.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY THE SPIN-OFF.

Overview:

On August 31, 2006, our Board of Directors approved the spin-off of Pegasus to holders our common stock as of August 30, 2006, or the Record Date. To effect this spin-off, the Board announced a distribution of one share of Pegasus common stock for every 20 shares of our common stock held by our stockholders on the Record Date (rounding up for fractional shares), consisting of 5,038,507 shares of Pegasus’ common stock. These shares represent all of the outstanding shares of Pegasus common stock. We will make this distribution on the Distribution Date by releasing our shares of Pegasus common stock to be distributed in the spin-off to our transfer agent, Fidelity Stock Transfer Company in Salt Lake City, Utah, in the amount of one share of Pegasus common stock for every 20 outstanding shares of our common stock on the Record Date.

You will not be required to pay any cash or other consideration for the shares of Pegasus common stock distributed to you or to surrender or exchange your shares of our common stock to receive a distribution of Pegasus common stock.

The number of shares you will receive:

For every 20 shares of common stock of Sino Holdings (then known as Dolce Ventures, Inc.) that you owned as of 5:00 p.m., Mountain Time, on the Record Date, you will be entitled to receive one share of Pegasus’ common stock. Fractional shares will be rounded up to the nearest whole number.

Total number of shares of common stock of Sino Holdings (then known as Dolce Ventures, Inc.) outstanding as of the Record Date:

100,770,140

Approximate total number of shares of Pegasus common stock to be outstanding upon completion of Spin-off:

5,038,507

When and how you will receive the distribution:

We will make this distribution on the Distribution Date by releasing our shares of Pegasus common stock to be distributed in the spin-off to our transfer agent, Fidelity Stock Transfer Company in Salt Lake City, Utah. At 5:00 p.m., Mountain Time, on the Distribution Date, the transfer agent will cause the shares of Pegasus common stock to which you are entitled to be registered in your name or in the "street name" of your brokerage firm. In such cases, the brokerage firm is the registered holder or "street name" and the physical Pegasus common stock certificates will be mailed to the brokerage firm. Your broker should electronically credit your account for the shares of Pegasus common stock shares you are entitled to receive. If you have any questions in this regard, we encourage you to contact your broker on the mechanics of having the shares of Pegasus common stock posted to your account.

If you physically hold the Sino Holdings stock certificates and are the registered holder, the Pegasus certificates will be mailed directly to the address currently on file with the transfer agent. You will receive stock certificates representing your ownership of whole shares of Pegasus common stock from the transfer agent. The transfer agent will begin mailing stock certificates representing your ownership of whole shares of Pegasus common stock promptly after the Distribution Date. The transfer agent will not deliver any fractional shares of Pegasus common stock in connection with the Spin-off. Fractional shares will be rounded up to the nearest whole number.

Income tax consequences:

We believe that Sino Holdings’ stockholders will not recognize a gain or loss from the receipt of their shares of Pegasus common stock pursuant to rules and regulations promulgated by the U.S. Internal Revenue Service, or the IRS. Nevertheless, we are not experts in tax matters and have not received any advice or rulings from the IRS, or any other state, local, or foreign governmental taxing authority concerning the tax treatment of the spin-off. Consequently, if we are mistaken and the IRS subsequently deems the spin-off to be taxable, the above consequences would not apply and you could be subject to tax. You should consult your own tax advisor regarding the federal, state, local and foreign tax consequences of your receipt of shares of Pegasus common stock.

Purposes of the spin-off:

Our Board of Directors believes that the spin-of of Pegasus in the best interest of Sino Holdings, Pegasus and its stockholders. The Board believes that the spin-off will result in various benefits to Sino Holdings and Pegasus, including, but not limited to, the following:

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Separating Sino Holdings’ business from Pegasus’ payphone business. This in turn will allow the management of each company to focus solely on the opportunities and challenges specific to each business.

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Eliminating competition for capital between our businesses; including greater investor clarity, which should allow the investment community to better understand and evaluate Pegasus’ business and Sino Holdings’ businesses. We anticipate that this may expand the pool of capital available to each entity.

•
Increasing the long term value of our common stock and Pegasus’ common stock. In addition, the spin-off will enable us and Pegasus to offer management and employees equity incentives that are economically aligned with the financial performance of their respective businesses; and

•	Allowing us to make acquisitions using our stock, if we choose to make such acquisitions.

Power over the terms of the spin-off:

Our Board may amend or modify the spin-off at any time prior to the Distribution Date, and may abandon the spin-off at any time prior to the distribution of the Pegasus’ shares.

No trading market:

No public market exists for Pegasus common stock, although a trading market may develop after the shares are distributed. We will file an application to have our common stock traded on the NASD Over the Counter market.

Restrictions under federal securities laws:

In connection with the spin-off, we will file with the SEC a Registration Statement on Form 10-SB to register our common stock under Section 12(g) of the Exchange Act. We believe that the shares of our common stock issued in the spin-off, other than to persons who will be officers, directors or 10% stockholders of Pegasus, will be freely tradeable in compliance with federal and state securities laws.  Officers, directors and 10% or greater stockholders of Pegasus, as well as certain other persons or parties who may be deemed to be "affiliates" of Pegasus under federal securities laws, should be aware that re sales of Pegasus common stock by them will be subject to restrictions on resale, but may be sold subject to the volume limitations and other provisions of Rule 144 under the Securities Act of 1933, as amended, or other applicable exemptions. Officers, directors and 10% and greater stockholders of Pegasus may also be subject to the "short swing" profit rule of Section 16(b) of the Exchange Act

Dividend Policy:

We currently anticipate that no cash dividends will be paid on Pegasus common stock in the foreseeable future. The Pegasus’ Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Available information:

Any person or entity may read and copy our reports with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Room by calling the SEC toll free at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov where reports, proxies and informational statements on public companies may be viewed by the public.

INFORMATION ABOUT SINO HOLDINGS

Organizational History

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On December 31, 1984, our Articles of Incorporation were suspended for failure to file an annual report. Our Articles of Incorporation were reinstated on December 19, 1985 by the Utah Department of Commerce, Division of Corporations. On October 1, 1984, our Articles of Incorporation were suspended a second time for failure to file an annual report. Our Certificate of Incorporation was reinstated on November 21, 1986 again by the State of Utah, Department of Commerce, Division of Corporations.

On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00. On May 21, 2002, we changed our name to Dolce Ventures, Inc.

On September 7, 2006, we consummated a share exchange transaction with the shareholders of GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, whereby we exchanged 14,361,646 shares of our series A convertible preferred stock, par value $0.001 per share, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the People’s Republic of China, or PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc., announced our new trading symbol, SGAS, and effected a 304.44-for-1 reverse stock split.

Organization and Structure of the Company

We operate through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. A separate subsidiary with nominal operations, Pegasus Tel, owns and operates payphones. As disclosed in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, we intend to spin off Pegasus in the form of a dividend to our shareholders of record as of August 30, 2006.

INFORMATION ABOUT PEGASUS

General

Pegasus was incorporated under the laws of the State of Delaware on February 19, 2002 to enter into the telecommunication business. Pegasus is a wholly-owned subsidiary of the Company.

On August 31, 2006, our Board of Directors authorized the spin-off of Pegasus to the Company’s stockholders as of the Record Date.

Services and Products

Pegasus owns, operates and manages privately owned public payphones in the County of Delaware, State of New York. Pegasus may pay site owners a commission based on a flat monthly rate or on a percentage of sales. Some of the businesses include, but are not limited to, retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals. In the alternative, Pegasus’ agreement with business owners may be to provide the telecommunications services without the payment of any commissions.

The local telephone switch controls the traditional payphone technology. The local switch does not provide any services in the payphone that can benefit the owner of the phone. As Pegasus purchases phones from other companies, it upgrades them with "smart card" payphone technology. The upgrade is a circuit board with improved technology. The “smart card” technology allows Pegasus to determine on a preset time basis the operational status of the payphone. It also tells Pegasus when the coins in the phone have to be collected, the number and types of calls that have been made from each phone, as well as other helpful information that helps Pegasus provide better service to it s payphone using public. This upgrade of the phones reduces the number and frequency of service visits due to outages and other payphone-related problems and, in turn, reduces the maintenance costs.

Market and Competition

The market in which Pegasus does business is highly competitive and constantly evolving. It faces competition from the larger and more established companies -- from companies that develop new technology, as well as the many smaller companies throughout the country. The last several years have shown a marked increase in the use of cellular phones and 800 services which cut into Pegasus’ potential payphone customer base. Companies that have greater resources, including but not limited to, a larger sales force, more money, larger manufacturing capabilities and greater ability to expand their markets also cut into our potential payphone customers. Many of Pegasus’ competitors have longer operating histories, significantly greater financial strength, nationwide advertising coverage and other resources that Pegasus does not have. Pegasus’ competitors might introduce a less expensive or more improved payphone. These, as well as other factors, can impact negatively on income for the company. Through a series of orders from the Federal Communications Commission ("FCC"), there have been attempts to address the financial loss created by 800 services, commonly known as "dial around" or "toll free" calls. The FCC requires the sellers of long distance 800 services to pay the payphone owner $0.494 cents per call. These funds are remitted quarterly through a service provided by the American Public Communication Council “APCC.”

The competition from cellular phones is a very serious threat that can result in substantially less revenue per payphone. Pegasus has attempted to address this issue by avoiding the locations that service the business traveler. For many years, these locations were the most lucrative, but now they are the locations most impacted by the cellular user.

The large former "Bell" companies who provide local service dominate the industry. These companies have greater financial ability than Pegasus, and provide the greatest competitive challenge. However, Pegasus competes with these companies by paying a commission to the site owner. The commission is an enticement for the site owner to use Pegasus’ phone on the site. Pegasus believes it is able to provide a higher quality customer service because the phones alert Pegasus to any technical difficulties, and Pegasus can service them promptly. The ability to immediately know that a problem exists with a payphone is very important because down time for a phone means lost revenue for the company.

Significant Customers

Pegasus does not rely on a major customer for our revenue. It has a variety of small single businesses as well as some small chain stores that Pegasus services. Pegasus does not believe that the company would suffer dramatically if any one customer or small chain decided to stop using Pegasus’ phones. Pegasus must buy dial tone for each payphone from the local exchange carrier. As long as Pegasus pays the carrier bill, it must provide a dial tone. As a regulated utility, the exchange carrier may not refuse to provide Pegasus service. Alternate service exists in certain areas where Bell Atlantic competitors have located. We use alternate local service providers when we can get a better price for the service. We use long distance providers on all the payphones.

If the FCC regulation requiring sellers of long distance 800 services to pay payphone owners $0.494 per call is reduced or done away with, it could have a negative effect upon our revenue stream. We have no control over what rules and regulations the state and federal regulatory agencies require us to follow now or in the future. It is possible for future regulations to be so financially demanding that they cause Pegasus to go out of business.

INFORMATION ABOUT PEGASUS COMMON STOCK

Common Stock

Pegasus is authorized to issue 100 million (100,000,000) shares of common stock, par value $0.0001 per share. All shares of Pegasus common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any. The holders of Pegasus’ common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

There were 1,000 shares of common stock issued and outstanding as of the Record Date, all of which are owned by Sino Holdings (then known as Dolce Ventures, Inc.). Prior to the Distribution Date, Pegasus, with our written consent as the sole stockholder as required under the Delaware law, will effect a 5,100 to one forward stock split to provide us with enough shares of Pegasus common stock to distribute in the spin-off. Shares not distributed in the spin-off will be returned to the Pegasus as treasury stock.

Preferred Stock

In addition to the above-mentioned shares of common stock, Pegasus is authorized to issue ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share. Shares of the preferred stock of Pegasus may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by Pegasus’ Board of Directors prior to the issuance any shares thereof. At this time no shares of preferred stock have been issued by Pegasus.

Market for Common Stock

There is presently no market for Pegasus’ common stock. Following the spin-off, Pegasus intends, through a NASD registered broker-dealer, to file an application to have its shares traded on the NASD over-the-counter bulletin board.

Transfer Agent

The transfer agent and registrar for Pegasus common stock is Fidelity Stock Transfer Company. You may contact the transfer agent and registrar at the address set forth below:

Fidelity Stock Transfer Company
1800 S. Temple, Suite 301
Salt Lake City, Utah 54118

SEC Reporting

Sino Holdings is subject to the informational reporting requirements of the Exchange Act, and accordingly, is required to file registration statements, reports, proxy statements and other information with the SEC, including financial statements. Pegasus will promptly file a Registration Statement on Form 10-SB with the SEC. Upon the effectiveness of such registration statement, Pegasus will subject to the informational reporting requirements of the Exchange Act, and accordingly, will be required to file registration statements, reports, proxy statements and other information with the SEC, including financial statements.

You are able to read and copy Sino Holdings’ reports, and will be able to read and copy Pegasus’ reports once Pegasus is a reporting company, at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. You may also inspect these reports at the SEC's website at http://www.sec.gov or you may obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.